Exhibit 99.1

Millennium Quest, Inc.
Discloses Fire at Beijing Facility

FOR IMMEDIATE RELEASE

Miyun County, Beijing, China, May 31, 2007— Millennium Quest, Inc. (OTC Bulletin Board: MLQT.OB, the “Company”), a leading China-based food processing company engaging in the development, manufacture and sale of food products worldwide, disclosed that there was a fire at the manufacturing facility of one of its four operating subsidiaries, Beijing Green Foodstuff Co., Ltd. (“Beijing Lorain”) located in Miyun County, Beijing on May 26, 2007. Management estimates that the fire caused around 6.5 million RMB (approximately $850,000) in damage, calculated based on the historical book value of the property damaged. The main equipment and production buildings survived the fire. The production at this facility is being re-assigned to the Company’s other production facilities such that the loss of production as a result of the fire is limited.

The fire consumed around 2,000 square meters of production space having a book value of approximately of 5 million RMB (approximately, $654,000), and equipment that was worth approximately 1.5 million RMB (approximately, $196,000) on the Company’s books. The cost to rebuild the portion of the Beijing production facility that was damaged by fire will be around 10 million RMB (approximately, $1,307,000). The local government of Miyun County has indicated that it plans to subsidize 2 to 3 million RMB (approximately, $260,000 to $392,000) of the cost of rebuilding the facility. The Company does not have any insurance covering this loss. Accordingly, the Company will have to make a cash payment of 7 to 8 million RMB (approximately, $915,630 to $1,047,000) after the subsidy to rebuild the facility. Additionally, the Company estimates an approximate 5 million RMB (approximately $652,000) loss of revenue and a 2 to 3 million RMB (approximately, $260,000 to $392,000) impact on net profits this year, each from not being able to use the facility during the reconstruction.

Chestnut production is not in its peak season and the fire only resulted in a partial suspension of Beijing Lorain’s production capacity. The Company continues to produce frozen vegetables at its Beijing facility, except for frozen peas, the production of which was outsourced to the third party in Beijing. Production of the Company’s ready to cook pork chop soup and chestnut products using specialized Nitrogen processing technology has been re-assigned to other Company production facilities in Shandong. Management believes that the Beijing facility will be able to resume normal production no later than July 5.

“The fire was apparently the result of a short circuit. Fortunately, no lives were endangered in the fire. As a result of the fire and our concern for similar unforeseen events, we now plan to have all the factories insured as soon as possible.” said the CEO Mr. Si Chen, “Although the fire has reduced our production capacity from the Beijing facility, production there has not been totally suspended and we have been able to re-assign production to our other facilities such that the reduction in production is insignificant. We do not believe that the fire will materially impact our net profit targets for this year.”

ABOUT MILLENNIUM QUEST, INC.

Millennium Quest, Inc. (“Lorain”) is a U.S. public company that only operates through its four indirect subsidiaries, two in Junan County, one in Luotian Hubei Province and one in Beijing. Lorain is a leading food processing company engaging in the development, manufacture and sale of food products worldwide. Formed in 1994, the company produces hundreds of varieties of food products, categorized into three interrelated divisions: chestnut products, processed food, including frozen, canned and packaged goods, and convenience foods, consisting of meals ready to eat (MRE) and ready to cook (RTC).

FORWARD LOOKING STATEMENTS

This release contains certain "forward-looking statements" relating to the business of Lorain and its subsidiary companies, which can be identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, and concentration in a single customer, raw material costs, market acceptance, future capital requirements, and competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the SEC. Lorain is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contact: Mr. Sheldon Saidman
Telephone: +1-719-548-9963

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Source: Millennium Quest, Inc.